Exhibit 10.4e

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 25, 2011 (the “Effective Date”) between (i) OXFORD FINANCE CORPORATION, a Delaware corporation (“Lender”), and (ii) COMPLETE GENOMICS, INC., a Delaware corporation (“Borrower”), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Term Loan.

(a) Availability. Subject to the terms and conditions of this Agreement, on the Effective Date, Lender agrees to make one (1) loan available to Borrower in an amount up to $20,000,000.00 (the “Term Loan”) (which must be used to pay in full and terminate the Existing Loan Agreement and for general corporate purposes). After repayment, the Term Loan may not be re-borrowed.

(b) Repayment. Borrower shall make monthly payments of interest only commencing on the first Payment Date following the Funding Date of the Term Loan, and continuing on the Payment Date of each month thereafter through and including the Payment Date immediately preceding the Amortization Date. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal and interest, in arrears, to Lender, as calculated by Lender based upon: (1) the amount of the Term Loan, (2) the effective rate of interest, as set forth in Section 2.2(a), and (3) a repayment schedule equal to thirty (30) months. All unpaid principal and accrued and unpaid interest is due and payable in full on the Maturity Date. The Term Loan may only be prepaid, at Borrower’s option, in accordance with Section 2.1.1(d).

(c) Mandatory Prepayment Upon an Acceleration. If the Term Loan is accelerated following the occurrence of an Event of Default or otherwise, Borrower shall immediately pay to Lender an amount equal to the sum of: (i) all outstanding principal plus accrued but unpaid interest, (ii) the Prepayment Fee, (iii) the Final Payment, plus (iv) all other sums, that shall have become due and payable but have not been paid, including interest at the Default Rate with respect to any past due amounts.

(d) Permitted Prepayment of Term Loan. Borrower shall have the option to prepay all, but not less than all, of the Term Loan advanced by Lender under this Agreement, provided Borrower (i) provides written notice to Lender of its election to prepay the Term Loan at least five (5) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued but unpaid interest, (B) the Prepayment Fee, (C) the Final Payment, plus (D) all other sums, that shall have become due and payable but have not been paid, including interest at the Default Rate with respect to any past due amounts.

2.2 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.2(b), the principal amount outstanding under the Loan shall accrue interest at a fixed per annum rate equal to the Basic Rate, determined by Lender as of the Funding Date for the Loan, which interest shall be payable monthly in accordance with Section 2.2(e).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(c) 360-Day Year. Interest shall be computed on the basis of a 360-day year comprising twelve (12) months consisting of thirty (30) days.

(d) Debit of Accounts. Lender will debit, first, the Designated Deposit Account, and, second, any other of the Borrower’s accounts, for principal and interest payments or any other amounts Borrower owes Lender under the Loan Documents when due. These debits shall not constitute a set-off. Lender will notify Borrower if Lender elects to debit any of Borrower’s deposit accounts and Borrower will provide Lender with account information necessary to process debits through automated clearing house transfers.

(e) Payments. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day.

2.3 Secured Promissory Note. Each Loan shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit D hereto (the “Secured Promissory Note”), and shall be repayable as set forth herein. The Borrower irrevocably authorizes Lender to make or cause to be made, on or about the Funding Date of any Loan or at the time of receipt of any payment of principal on Lender’s Secured Promissory Note, an appropriate notation on Lender’s Secured Promissory Note Record reflecting the making of the Loan or (as the case may be) the receipt of such payment. The outstanding amount of each Loan set forth on Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to Lender, but the failure to record, or any error in so recording, any such amount on Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Secured Promissory Note to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, the Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

2.4 Fees. Borrower shall pay to Lender:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of One Hundred Thousand Dollars ($100,000.00), receipt of which Lender hereby acknowledges;

(b) Prepayment Fee. The Prepayment Fee, when due hereunder;

(c) Lender’s Expenses. All Lender’s Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the Effective Date, when due; and

(d) Final Payment. The Final Payment, when due hereunder.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrower shall consent to or shall have received, in form and substance satisfactory to Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents to which Borrower is a party;

(b) duly executed original signatures to the Warrants;

(c) duly executed original signatures to the Control Agreements relating to Borrower’s accounts at Comerica Bank, Silicon Valley Bank and UBS;

(d) duly executed original Secured Promissory Notes in favor of Lender in an amount not to exceed the Term Loan;

(e) Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(f) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(g) Lender shall have received certified copies, dated as of a recent date, of financing statement searches, as Lender shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(h) a landlord’s consent with respect to each of Borrower’s leased locations, executed in favor of Lender;

(i) a duly executed post-close agreement between Borrower and Lender;

(j) a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;

(k) a payoff letter from Comerica Bank in respect of the Existing Loan Agreement;

(l) evidence that (i) the Liens securing Indebtedness owed by Borrower to Comerica Bank will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(m) evidence satisfactory to Lender that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Lender; and

(n) payment of the fees and Lender’s Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form;

(b) the representations and warranties in Section 5 shall be true, in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Lender’s reasonable discretion, there has not been any Material Adverse Change or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Lender.

3.3 Covenant to Deliver. Borrower agrees to deliver to Lender each item required to be delivered to Lender under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Lender’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loan set forth in this Agreement, on the Funding Date of the Term Loan, Lender shall credit and/or transfer (as applicable) to Borrower’s Designated Deposit Account, an amount equal to the Term Loan.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants to Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority under this Agreement). If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall promptly notify Lender in a writing signed by Borrower of the general details thereof (and further details as may be required by Lender) and grant to Lender, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

If this Agreement is terminated, Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Lender’s obligation to make Credit Extensions has terminated, Lender’s Lien in the Collateral shall automatically be released and terminated and all rights in the Collateral shall revert to Borrower, and Lender shall, at Borrower’s sole cost and expense, enter into or provide any documentation reasonably requested by Borrower in order to evidence such release and termination of Lender’s Lien in the Collateral.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, may violate the rights of Lender under this Agreement.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries, if any, are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Lender a completed perfection certificate signed by Borrower (the “Perfection Certificate”). Borrower represents and warrants that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Lender of such occurrence and provide Lender with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Lender, the deposit accounts, if any, described in the Perfection Certificate delivered to Lender in connection herewith, or of which Borrower has given Lender notice and taken such actions as are necessary to give Lender a perfected security interest therein.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral having a book value in excess of Fifty Thousand Dollars ($50,000) to a bailee, then Borrower will first receive the written consent of Lender and such bailee must execute and deliver a bailee agreement in form and substance reasonably satisfactory to Lender.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other material agreement with respect to which Borrower is a licensee that (a) prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Lender’s right to sell any Collateral. Borrower shall provide written notice to Lender within ten (10) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Lender reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or, whether now existing or entered into in the future, and (y) Lender shall have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lender’s rights and remedies under this Agreement and the other Loan Documents.

5.3 Litigation. Other than as disclosed in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Hundred Thousand Dollars ($100,000.00).

5.4 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lender fairly present, in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lender.

5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, to pay off and terminate the Existing Loan Agreement, and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1	Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Lender, in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Lender.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Lender: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s consolidated operations (prepared in accordance with GAAP) for such month certified by a Responsible Officer and in a form acceptable to Lender; (ii) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Pricewaterhouse Coopers or another nationally recognized independent certified public accounting firm; (iii) as soon as available, but no later than forty-five (45) days after the last day of each of Borrower’s fiscal years, Borrower’s financial projections for the current fiscal year as approved by Borrower’s Board of Directors; (iv) within five (5) days of delivery, copies of all statements, reports and notices made available to all of Borrower’s security holders or to any holders of Subordinated Debt; (v) within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (vi) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000) or more; and (vii) other financial information reasonably requested by Lender.

(b) Within thirty (30) days after the last day of each month, deliver to Lender with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer.

6.3 Inventory; Returns. Keep all material Inventory in good and marketable condition, free from material defects except for all Inventory (i) sold in the ordinary course of business, and (ii) for which adequate reserves have been made. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Lender of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000).

6.4 Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state, and local taxes, assessments, deposits and contributions owned by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lender. All property policies shall have a lender’s loss payable endorsement showing Lender as lender loss payee and waive subrogation against Lender, and all liability policies shall show, or have endorsements showing, Lender as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Lender at least thirty (30) days notice before canceling its policy. Borrower shall provide Lender at least thirty (30) days’ notice before canceling, amending, or declining to renew its policy, and shall provide Lender the same notice in the event Borrower discovers that the insurer intends to cancel, amend or decline to renew Borrower’s policy. At Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lender’s option, be payable to Lender on account of the Obligations. Notwithstanding any provision herein to the contrary, the Prepayment Fee shall not apply to or be assessed upon any prepayment made by Borrower if such payments were required by Lender to be made pursuant to the terms of this Section 6.5. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $100,000 with respect to any loss, but not exceeding $200,000, in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lender has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lender, be payable to Lender, on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Lender deems prudent.

6.6 Operating Accounts.

(a) Maintain its and its subsidiaries’ and parent’s operating, depository, and securities accounts with Comerica Bank, Silicon Valley Bank or UBS or an Affiliate of such institutions, subject to control agreements in favor of (and in form and content reasonably acceptable to) Lender.

(b) Provide Lender five (5) days’ prior written notice before establishing any Collateral Account at or with any bank or financial institution other than the institutions identifies in Section 6.6(a), above, or their Affiliates. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lender’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without prior written consent of Lender. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Lender by Borrower as such.

6.7 Protection of Intellectual Property Rights. Borrower shall protect, defend and maintain the validity and enforceability of its intellectual property in all material respects.

6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Lender, without expense to Lender, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to Borrower.

6.9 Further Assurances. Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Lender, within five (5) days after the same are sent or received, copies of all correspondence (excluding routine correspondence), reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.10 Notices of Litigation and Default. Borrower will give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened (in writing) against Borrower which would reasonably be expected to have a material adverse effect with respect to Borrower. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Lender of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.11 Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Lender of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Lender to cause each such domestic Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower shall grant and pledge to Lender a perfected security interest in the stock, units or other evidence of ownership of each.

6.12 New Office Location, Name, and Jurisdiction. Borrower shall provide at least thirty (30) days prior written notice to Lender before: (1) adding any new offices or business locations, including warehouses (unless any such new office or business location contains less than Fifty Thousand Dollars ($50,000) in Borrower’s assets or property), (2) changing its jurisdiction of organization, (3) changing its organizational structure or type, (4) changing its legal name, or (5) changing any organizational number (if any) assigned by its jurisdiction of organization. Notwithstanding anything to the contrary and without limiting the generality of the foregoing, Borrower shall use commercially reasonable efforts to deliver a landlord’s waiver, in form and substance reasonably acceptable to Lender, for any location that contains greater than Two Hundred Fifty Thousand Dollars ($250,000) in Borrower’s assets or property.

7.	NEGATIVE COVENANTS

Borrower shall not do any of the following without Lender’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; and (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property, of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in senior management (unless a replacement person is appointed by the Borrower’s board of directors within 90 days of such change) or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 49% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Lender the venture capital investors prior to the closing of the transaction).

7.3 Mergers or Acquisitions. Without the prior written consent of Lender, which consent will not be unreasonably withheld or delayed, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees, directors, or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000) per fiscal year, or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, or (b) equity investments by Borrower’s investors or instruments provided by Borrower’s investors constituting Permitted Indebtedness.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lender.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Indebtedness Payments. Borrower shall not (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than (A) amounts due or permitted to be prepaid under this Loan Agreement, (B) prepayment of amounts due under the Existing Loan Agreement, or (C) the conversion of convertible debt securities into equity securities and in connection therewith cash payments in lieu of issuing fractional shares) or any lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness (other than the Loan) or capital lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any Indebtedness to officers, directors or shareholders.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, or 6.11, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Comerica Bank or any Affiliate thereof, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and

(b)(i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5 Insolvency (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that could have a material adverse effect on Borrower’s business.

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Thousand Dollars ($200,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) )shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Lender, or any creditor that has signed such an agreement with Lender breaches any terms of such agreement; or

8.10 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a material adverse effect on Borrower’s business or operations.

9.	RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Lender may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Lender);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;

(c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender considers advisable, notify any Person owing Borrower money of Lender’s security interest in such funds, and verify the amount of such account;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights or remedies;

(e) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Lender owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Lender;

(g) place a “hold” on any account maintained with Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of Borrower’s Books; and

(i) exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable only upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the Code permits. Borrower hereby appoints Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Lender is under no further obligation to make Credit Extensions hereunder. Lender’s foregoing appointment as Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lender’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender’s Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Lender will make reasonable efforts to provide Borrower with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Lender shall allocate or apply any payments required to be made by Borrower to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Lender may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

9.5 Liability for Collateral. So long as Lender complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Lender and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail (if an email address is specified herein) or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Either Lender or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Complete Genomics, Inc.
2071 Stierlin Court
Mountain View, California 94043
	Attn:	Ajay Bansal, Chief Financial Officer
	Fax:	(650) 964-2108
	Email:	abansal@completegenomics.com

If to Lender:	Oxford Finance Corporation
133 North Fairfax Street
Alexandria, Virginia 22314
	Attn:	General Counsel
	Fax:	(703) 519-5225

with a copy to:	DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
	Attn:	Troy Zander, Esquire
	Fax:	(858) 638-5086
	Email:	troy.zander@dlapiper.com

11.	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Each of Borrower and Lender submits to the exclusive jurisdiction of the State and Federal courts in California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of such Person. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER AND LENDER WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ TO THIS AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion). Lender has the right, without the consent of, but with prompt notice (unless an Event of Default has occurred) to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lender’s Expenses incurred, or paid by Indemnified Person from, following, or arising from transactions between Lender and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Lender may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by Lender and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lender’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lender shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to regulators or as otherwise required in connection with an examination or audit; (e) as Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of Lender so long as such service providers have executed a confidentiality agreement with Lender with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Lender’s and/or Lender’s possession when disclosed to Lender, or becomes part of the public domain after disclosure to Lender (other than as a direct consequence of Lender’s disclosure); or (ii) is disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information. Lender may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Lender does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and any one or more of Lender and any Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Right of Set Off. Borrower hereby grants to Lender, a lien, security interest and right of set off as security for all Obligations to Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender (including an Lender affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13.	DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amortization Date” is May 1, 2012.

“ATEL” means ATEL Ventures, Inc.

“ATEL Indebtedness” means indebtedness of Borrower in favor of ATEL, not to exceed the principal amount of Five Million Five Hundred Twenty One Thousand Five Hundred Ninety Seven Dollars ($5,521,597) as of March 15, 2011; provided that, once the ATEL Indebtedness is repaid, it may not be reborrowed.

“ATEL Lien” means a Lien in favor of ATEL to secure repayment of the ATEL Indebtedness, provided the same is limited to the specific Equipment financed by ATEL.

“Basic Rate” means the per annum rate of interest (based on a year of 360 days) equal to the greater of (i)9.80% and (ii) the sum of (a) the 90-day U.S. LIBOR rate reported in the Wall Street Journal three (3) Business Days prior to the Funding Date of the Term Loan, plus (b) 9.50%.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lender may conclusively rely on such certificate unless and until such Person shall have delivered to Lender a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Lender is closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (c) certificates of deposit at Comerica Bank or other banking institution where Borrower is permitted to open accounts pursuant to this Agreement, maturing no more than one (1) year after issue. For the avoidance of doubt, the direct purchase by the borrower, co-borrower, or any subsidiary of the borrower of any Auction Rate Securities, or purchasing participations in, or entering into any type of swap or other derivative transaction, or otherwise holding or engaging in any ownership interest in any type of Auction Rate Security by Borrower, co-borrower, or any subsidiary of Borrower shall be conclusively determined by Lender as an ineligible Cash Equivalent, and any such transaction shall expressly violate each other provision of this agreement governing Permitted Investments. Notwithstanding the foregoing, Cash Equivalents does not include and Borrower and each Subsidiary is prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security.

“Claims” are defined in Section 12.2 hereof.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10 hereof.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Lender pursuant to which Lender obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is the Term Loan or any other extension of credit by Lender for Borrower’s benefit.

“Default Rate” is defined in Section 2.2(b) hereof.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account as identified to Lender in writing as of the Effective Date or from time to time thereafter.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is defined in the preamble of this Agreement.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8 hereof.

“Existing Lender” is Comerica Bank.

“Existing Loan Agreement” is that existing Loan and Security Agreement by and between Borrower and Comerica Bank dated as of December 15, 2010, as amended and in effect.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earlier to occur of (a) the Maturity Date, (b) the acceleration of the Loan, or (c) the prepayment of the Loan, equal to the amount of Loan multiplied by the Final Payment Percentage.

“Final Payment Percentage” is three and three quarters percent (3.75%).

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2 hereof.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Lender” is Oxford Finance Corporation.

“Lender’s Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan” is the Term Loan.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Lender’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is the date which is twenty-nine (29) months after the Amortization Date.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lender’s Expenses, Prepayment Fee, the Final Payment and other amounts Borrower owes Lender now or later, under this Agreement or the other Loan Documents (other than any Warrant(s)), including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Payment Date” is the first day of each calendar month.

“Perfection Certificate” is defined in Section 5.1 hereof.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate other than Indebtedness incurred in connection with the Existing Loan Agreement;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) the ATEL Indebtedness;

(f) Indebtedness secured by Permitted Liens; and

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) Cash Equivalents;

(c) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments therein by Borrower do not exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year; and

(d) Investments in accordance with Borrower’s investment policy as in effect on the Effective Date, as may be immaterially amended from time to time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate (other than Liens granted in favor of Existing Lender in connection with the Existing Loan Agreement) or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(e) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest;

(f) non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(g) the ATEL Lien; and

(h) carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” shall be an additional fee payable to Lender in amount equal to, for a prepayment made on or before the Maturity Date,

(i) for a prepayment made on or after the Funding Date of the Term Loan through and including the first anniversary of the Funding Date of the Term Loan, two percent (2.00%) of the principal amount of the outstanding Loan as of the date of such prepayment;

(ii) for a prepayment made after the date which is after the first anniversary of the Funding Date of the Term Loan through and including the second anniversary of the Funding Date of the Term Loan, one percent (1.00%) of the principal amount of the outstanding Loan as of the date of such prepayment; and

(iii) for a prepayment made after the date which is after the second anniversary of the Funding Date of the Term Loan, one half of one percent (0.50%) of the principal amount of the outstanding Loan as of the date of such prepayment.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Secured Promissory Note” is defined in Section 2.3 hereof.

“Secured Promissory Note Record” is a record maintained by Lender with respect to the outstanding Obligations and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Lender entered into between Lender, the Borrower and the other creditor), on terms acceptable to Lender.

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more of Affiliates of such Person.

“Term Loan” is defined in Section 2.1.1 hereof.

“Transfer” is defined in Section 7.1 hereof.

“Warrant” are those certain Warrants to Purchase Stock dated as of the Effective Date executed by Borrower in favor of Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

COMPLETE GENOMICS, INC., as Borrower

By	/s/ Ajay Bansal

Name:	Ajay Bansal

Title:	Assistant Secretary and Chief Financial Officer

LENDER:

OXFORD FINANCE CORPORATION, as Lender

By	/s/ T.A. Lex

Name:	T.A. Lex

Title:	Chief Operating Officer

[Signature Page to Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located;

and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.

Notwithstanding the foregoing, for so long as the ATEL Indebtedness is outstanding, the Collateral does not include any of the Equipment identified on Annex I hereto.

Pursuant to the terms of a certain negative pledge arrangement with Lender, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Lender’s prior written consent.

Exhibit A to Loan and Security Agreement

ANNEX I

(List of Equipment Financed by ATEL and Excluded from Collateral as long as the ATEL Indebtedness is Outstanding)

Exhibit A to Loan and Security Agreement

EXHIBIT B

Loan Payment/Advance Request Form

DISBURSEMENT LETTER

The undersigned, being the duly elected and acting authorized office of COMPLETE GENOMICS, INC., a Delaware corporation with offices located at 2071 Stierlin Court, Mountain View, California 94043 (“Borrower”), does hereby certify to OXFORD FINANCE CORPORATION (“Lender”), in connection with that certain Loan and Security Agreement dated as of March 25, 2011, by and between Borrower and Lender (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof.

2. No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

3. Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied or waived by Lender.

5. No Material Adverse Change has occurred.

6. The undersigned is a Responsible Officer.

7. The proceeds of the Term Loan shall be disbursed as follows:

8. Disbursement from Lender:

Loan Amount	$20,000,000.00
Plus:
—Deposit Received	$100,000.00

Less:
—Existing Debt Payoff to be remitted to Comerica Bank per the Payoff Letter dated March 25, 2011	($7,366,685.17)
—Lender’s Legal Fees	($39,693.88 )*
— Facility Fee	($100,000.00)

Net Proceeds due from Lender:	$12,593,620.95

*	Legal fees and costs are through the Effective Date. Post-closing legal fees and costs, payable after the Effective Date, to be invoiced and paid post-closing.

The aggregate net proceeds of the Term Loan in the amount of $12,593,620.95 shall be transferred to Borrower’s account as follows:

Account Name:	Complete Genomics, Inc.
Bank Name:	Comerica Bank
Bank Address:	333 W. Santa Clara St., San Jose, CA 95113
Account Number:

ABA Number:

[Balance of Page Intentionally Left Blank]

Dated as of the date first set forth above.

BORROWER:

COMPLETE GENOMICS, INC.

By	/s/ Ajay Bansal

Name:	Ajay Bansal

Title:	Chief Financial Officer

LENDER:

OXFORD FINANCE CORPORATION

By	/s/ T.A. Lex

Name:	T.A. Lex

Title:	Chief Operating Officer

[Signature Page to Loan Payment/Advance Request Form; Disbursement Letter]

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	OXFORD FINANCE CORPORATION, as Lender	Date:
FROM:	COMPLETE GENOMICS, INC., as Borrower

The undersigned authorized officer of Complete Genomics, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Lender. Attached are the required documents supporting the certification. The undersigned certifies, in the capacity as an officer of the Borrower, that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges, in the capacity as an officer of the Borrower, that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly Financial Statements Compliance Certificate	Monthly within 30 days	Yes No
Audited Financial Statements	Annually within 90 days after FYE	Yes No
Board Approved Projections	Annually within 45 days after FYE	Yes No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

LENDER USE ONLY

COMPLETE GENOMICS, INC.	Received by:
AUTHORIZED SIGNER
By:	Date:
Name:
Title:	Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

Exhibit C to Loan and Security Agreement

EXHIBIT D

SECURED PROMISSORY NOTE

$	Dated: March 25, 2011

FOR VALUE RECEIVED, the undersigned, COMPLETE GENOMICS, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of OXFORD FINANCE CORPORATION (“Lender”) the principal amount of              ($            ) or such lesser amount as shall equal the outstanding principal balance of the Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of the Loan, at the rates and in accordance with the terms of the Loan and Security Agreement by and between Borrower and Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued interest hereunder and under the Loan Agreement shall be due and payable on the applicable Maturity Date as set forth in the Loan Agreement.

Borrower agrees to pay any initial partial month interest payment from the date of this Note to the first Payment Date (“Interim Interest”) on the first Payment Date.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Secured Promissory Note. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

Note Register; Ownership of Note. The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

Exhibit D to Loan and Security Agreement

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

COMPLETE GENOMICS, INC.

By:

Name:

Title:

Exhibit D to Loan and Security Agreement

LOAN INTEREST RATE AND PAYMENTS OF PRINCIPAL

Date	Principal Amount	Interest Rate	Scheduled Payment Amount	Notation By

CORPORATE BORROWING CERTIFICATE

BORROWER:	Complete Genomics, Inc. (“Borrower”)	DATE: March 25, 2011
LENDER:	Oxford Finance Corporation (“Lender”)

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto as Exhibit A is a true, correct and complete copy of Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 1 above. Such Certificate of Incorporation has not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors. Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Lender may rely on them until Lender receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

Ajay Bansal	Assistant Secretary and Chief Financial Officer		☐

Alan C. Mendelson	Secretary		☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Lender.

Execute Loan Documents. Execute any loan documents Lender requires.

Grant Security. Grant Lender a security interest in any of Borrower’s assets according to the terms of the Loan Agreement.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Issue Warrants. Issue warrants for Borrower’s capital stock.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed this Certificate on behalf of the Borrower in my capacity as Secretary as of the date first set forth above.

By:
Name:	Alan C. Mendelson
Title:	Secretary

I, the Assistant Secretary and Chief Financial Officer of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

By:
Name:	Ajay Bansal
Title:	Assistant Secretary and Chief Financial Officer

EXHIBIT A

Certificate of Incorporation

[See attached.]